SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)             March 6, 2006

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1405 U.S. Highway 206, Bedminster, New Jersey	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (908) 443-2000

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Executive Bonus Plan

On March 6, 2006 the Compensation Committee of the Board of Directors of Dendrite International, Inc. (the “Company”) approved the executive bonus plan (the “Plan”) for 2006. Under the Plan, based on and subject to achieving pre-established Company financial objectives and individual strategic objectives, cash incentive awards would be made to employees in certain position levels including executive officers of the Company.

The cash incentive awards are based upon a particular target bonus for each employee, one-half of which will be determined and paid annually and is based upon the Company achieving pre-established financial objectives, and one-half of which will be determined and paid semi-annually and is based upon the employee achieving individual strategic objectives.

For the portion of target bonus based upon the Company achieving pre-established financial objectives, the target bonus will be earned if the objectives are met. For performance below the objectives, the employee may earn a portion of the target bonus at certain thresholds. For performance exceeding the objectives, payments in excess of the target bonus may also be earned, but in no event shall the employee receive greater than 150% of the target bonus attributable to Company performance. For fiscal 2006 and thereafter (unless and until modified by the Compensation Committee) the Company financial performance criteria under the Plan relate to achievements against revenue, cost savings targets and EBITDA.

For the portion of target bonus based upon individual strategic objectives, the target bonus will be determined and paid according to the following formula: target bonus x achievement percentage, with payments made below target for partial achievement and above target, to a cap of 125%, for overachievement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated: March 10, 2006	By:	/s/ CHRISTINE A. PELLIZZARI
	Name:	Christine A. Pellizzari
	Title:	Senior Vice President, General Counsel
and Secretary